Exhibit 10.3

INDEPENDENT CONTRACTOR AGREEMENT
LMI AEROSPACE, INC.

This Independent Contractor Agreement (“Agreement”) is made and entered into as of October 31, 2013, by and between LMI Aerospace, Inc., a Missouri corporation (“Company”), and Charles M. Newell (“Contractor”).

For and in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Consulting Services; Statements of Work.

1.1.   Contractor shall provide to Company such consulting services (“Services”) as are described in the Statement of Work (“SOW”) entered into between Contractor and Company, which is incorporated herein by this reference as Exhibit A.  Contractor will provide the Services set forth in the SOW on the terms and subject to the conditions set forth in this Agreement and in the SOW.

1.2.   Except as may be set forth in the SOW, Contractor is not required to provide Services for any set number of hours, at any specific location, in any particular sequence, or to provide such services full-time on behalf of the Company.

1.3.  The SOW may be amended from time to time by mutual written consent of the parties.  If a term in the SOW conflicts with a term in this Agreement, the provisions of this Agreement will prevail unless the SOW specifically states that the term in the SOW will prevail.

2.    Term and Termination.

2.1.   This Agreement shall become effective as of November 1, 2013 (“Effective Date”) and shall continue in full force and effect until April 30, 2014 (“Termination Date”), unless sooner terminated as hereinafter provided.

2.2.   Company may terminate this Agreement for its convenience, without cause, at any time without further liability, charge or expense, upon at least thirty (30) calendar days prior written notice; provided, however, that if the Company terminates this Agreement without cause, it shall remain liable for any Expenses incurred by the Contractor prior to termination in accordance with the SOW. The fee set forth in the SOW is fully earned as of the date hereof and is non-refundable in the event of a termination hereunder.

2.3.   Reimbursement of all extraordinary costs and expenses incurred outside of the Agreement terms and conditions will be agreed upon by Contractor and Company in writing prior to their incurrence.

3.    Compensation and Expenses; Payment Dates.

3.1.   Company shall pay Contractor for Services provided under this Agreement as set forth in the SOW.

3.2.   No fees for additional Services shall be due unless such Services and fees are agreed to in writing by Company prior to Contractor’s performance thereof.

3.3.   Unless otherwise set forth in the SOW, Contractor shall be responsible for any expenses expended by Contractor in fulfilling Contractor’s obligations under this Agreement and under the SOW and Company shall have no duty to reimburse Contractor for any expenses.

4.    Mutual Representations and Warranties.  Each party represents and warrants to the other party the following:  (a) the party’s execution, delivery and performance of this Agreement:  (i) have been authorized by all necessary corporate or other applicable action, (ii) do not violate the terms of any law, regulation, or court order to which such party is subject or the terms of any material agreement to which the party may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of the representing party, enforceable against such party in accordance with its terms; and (c) such party is not subject to any pending or threatened litigation or governmental action which could interfere with such party's performance of its obligations hereunder.

5.    Contractor Representations and Warranties. Contractor represents and warrants that all information provided by Contractor shall be true and correct to the best of Contractor’s knowledge.

6.    Warranty and Indemnification.  The services provided hereunder are on an "as is" basis and Contractor shall have no liability to Company, except as set forth herein,  in connection with the services provided hereunder. Company shall indemnify, defend, and hold harmless Contractor, his successors and permitted assigns for all claims related to the Services performed hereunder including Company's reliance on the same. Notwithstanding the foregoing, Contractor shall indemnify, defend, and hold harmless Company, its affiliates, shareholders, members, officers and employees, from and against any and all claims or legal actions of whatever kind or nature and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys' fees and expenses incurred in investigation, defense or settlement (“Damages”), which arise out of, are alleged to arise out of, or relate to any grossly negligent act or omission, intentionally false statement or other willful misconduct on the part of Contractor.

7.    Independent Contractor Status.  Company and Contractor agree that the services of Contractor utilized pursuant to this Agreement shall be deemed those of an independent contractor and not those of an employee.  The Contractor shall not be viewed as, or deemed, an employee of the Company for any purpose, including any benefits offered by the Company to employees.

8.    Work for Hire.  Contractor agrees that each written work, data compilation and other “work of authorship” (as that term is defined in the United States Copyright Act, 17 U.S.C. Section 102) created by Contractor pursuant to this Agreement or the SOW or using Confidential Information of Company or its affiliates shall be deemed to be a “work made for hire” (as that term is defined in the United States Copyright Act, 17 U.S.C. Section 101) for Company.  Contractor hereby agrees to disclose to, and hereby assigns to, Company all of its all rights in and to (i) any ideas, inventions, discoveries, processes, trademarks, trade dress and trade secrets, whether or not patentable, copyrightable, reduced to writing or based on or inclusive of Confidential Information and (ii) any work of authorship not deemed to be a work for hire (collectively, “Work Products”) that Contractor creates or conceives, in whole or in part, during the course of performing any obligations under this agreement.  Contractor agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation execution and delivery of instruments of further assurance or confirmation) requested by Company to assign any Work Product to Company and to permit Company to enforce any patents, copyrights or other proprietary rights to any Work Product.  Contractor will not charge Company for time spent in complying with these obligations.  For purposes of this Section 8, “Confidential Information” shall have the meaning set forth in the Nondisclosure Agreement (as defined in Section 10).

9.    Miscellaneous.  The laws of the State of Missouri shall govern this Agreement without regard to any laws relating to conflicts of laws.  The parties hereto agree that any suit filed arising out of or in connection with this Agreement shall be brought only in the United States District Court for the Eastern District of Missouri, unless that court lacks jurisdiction, in which case such action shall be brought only in the Circuit Court for St. Charles County, Missouri.  This Agreement constitutes the entire agreement of the parties and supersedes and nullifies any prior oral or written agreements with respect to the subject matter hereof.  This Agreement may not be assigned, amended, or otherwise modified except in writing signed by each of the parties except that Company may assign its interest hereunder to an affiliate without the consent of Contractor.  If any provision, in whole or in part, is held invalid, that provision or specific part of the provision shall be deemed severed from this Agreement and shall not invalidate the remainder of this Agreement or that provision.  Notice to any party under this Agreement shall be deemed delivered upon receipt by such party at the notice address for such party set forth herein.

10.    Confidentiality.  Contractor and Company acknowledge that they have entered into and executed that certain Nondisclosure Agreement dated October 31, 2013, which is incorporated herein by this reference as Exhibit B.  For clarity, disclosure of this Agreement by Company, as required by law, to auditors, tax and financial advisors, insurers, lenders, the Securities and Exchange Commission, or other governmental entities shall not be deemed a breach of confidentiality.

IN WITNESS WHEREOF, the Company and Contractor have executed this Agreement as of the day and year first above written.

LMI AEROSPACE, INC.		CHARLES M. NEWELL

By:	/s/ Lawrence E. Dickinson	By:	/s/ Charles M. Newell
Name:	Lawrence E. Dickinson	Name:	Charles M. Newell
Title:	CFO	Title:

Address for notices:		Address for notices:
LMI Aerospace, Inc		Charles M. Newell
Attn: General Counsel		5900 Overhill Road
P.O. Box 900		Shawnee Mission, KS 66208
St. Charles, MO 63302-0900

Exhibit A

STATEMENT OF WORK

In accordance with the Independent Contractor Agreement (“Agreement”) dated October 31, 2013 between Charles M. Newell ("Contractor") and LMI Aerospace, Inc. (“Company”), Company engages Contractor to provide, and Contractor agrees to provide, the following Services under this SOW:

1.	Contractor Services

a.
General Description of Services to be performed by Contractor for Company:  Contractor shall provide, at all time to the best of his knowledge and ability, information, interpretations, advice, assessments and general consulting services to Company, as and when requested by Company, regarding the: strategy, operations, financial performance, customers, suppliers, contractual commitments, employees, historical data, metrics and any other similar information pertaining to Valent Aerostructures, LLC and its subsidiaries (“Valent”).

b.
Communication:  Contractor shall report directly to Ed Dickinson and shall interface with members of Company’s Executive Steering Team (EST) as needed.  Contractor shall not consult with, contact, respond to contact from or otherwise engage with any other employees of Company or any of its subsidiaries or affiliates, including Valent, without the prior consent of Company unless such communication is limited to personal, non-business related matters.

c.
Locations:  Contractor will perform Services at their individual residences or office locations.  Services will be conducted via offsite meetings with Company personnel, telephone conversations; email and other electronic correspondence. At no time shall Contractor perform any work at any Company or Valent owned or leased office or plant location unless specifically authorized in writing by Company.

d.
Time:  Contractor will not be required to work a specified number of hours per week, however Contractor shall respond promptly to all reasonable Company requests for assistance on any matter under the scope of this SOW.

2.	Company Responsibilities

a.
Access to Company Information:  Company will provide access to employees, business plans, marketing plans, strategic plans, metrics, program reviews and other materials as necessary, subject to the terms of the Agreement and the approval of Ed Dickinson.

3.	Compensation

a.	Fees: Company will pay Contractor a flat, lump sum fee of $100,000 payable in full on the Effective Date for performance of the Services hereunder. This fee will be reported on IRS Form 1099.

b.
Travel, Accommodations and Other Expenses:  Travel, accommodations, and other expenses (“Expenses”) are not anticipated under this SOW.  Any Expenses incurred in the provision of Services will be at Contractor’s expense.

4.	Additional Terms and Conditions:

a.	Specified Personnel: The Services provided for hereunder shall be performed exclusively by Charles M. Newell.

Accepted and Agreed:		Accepted and Agreed:
		Company:	LMI AEROSPACE, INC.
By:	/s/ Charles M. Newell	By:	/s/ Lawrence E. Dickinson
Print Name:	Charles M. Newell	Print Name:	Lawrence E. Dickinson
		Title:	CFO
Date:	10/31/2013	Date:	10/31/2013

Exhibit B
Nondisclosure Agreement

See attached